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                           EMPLOYEE BENEFIT PLANS AGREEMENT


          This Employee Benefit Plans Agreement, dated as of January 1, 1994, is entered into between Telephone and Data Systems, Inc., an Iowa corporation (herein called "TDS"), and American Paging, Inc., a Delaware corporation (herein called "API").

          WHEREAS, TDS owns all of the issued and outstanding shares of the capital stock of API;

          WHEREAS, in connection with the execution and delivery of this Agreement, API is selling in an underwritten public offering (the "Offering") a number of its Common Shares, par value $1.00 per share;

          WHEREAS, in connection with the foregoing, certain employees of API will continue to participate in TDS's 1993 Employees' Stock Purchase Plan;

          WHEREAS, in connection with the foregoing, certain senior managers of API will continue to participate in the American Paging, Inc. Long-Term Incentive Program; and

          WHEREAS, for purposes of this Agreement, unless the context otherwise requires, "TDS" shall mean TDS and any of its



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subsidiaries, including those which become subsidiaries after the date hereof
(other than API and API's subsidiaries), and API shall mean API and any of its subsidiaries, including those which become subsidiaries after the date hereof;

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                                  ARTICLE I
                                 DEFINITIONS

          As used in this Agreement, the terms set out below shall have the indicated meanings (such meanings applying equally to the singular and plural forms thereof);

          "API LTIP" means the American Paging, Inc. Long-Term Incentive
Program.

          "API LTIP PARTICIPANT" means each individual who is or was a participant in the API LTIP.

          "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

          "TDS ESPP" means the TDS 1993 Employees' Stock Purchase Plan.



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          "TDS ESPP - API PARTICIPANT" means each individual who is or was a participant in the TDS ESPP and an employee and/or officer of API.

          Any capitalized term not otherwise defined in this Agreement shall have the meaning set forth for such term in the employee benefit plan to which such term relates.

                                      ARTICLE II
                                       TDS ESPP

          In connection with the purchase of TDS Common Shares under the TDS ESPP by a TDS ESPP - API Participant, API shall pay in cash to TDS an amount equal to the excess of the fair market value of the TDS Common Shares on the date of purchase over the amount paid therefor by the TDS ESPP - API Participant and any other amounts paid or to be paid by TDS to any government or governmental agency for taxes, if any, with respect thereto, less any amounts paid to TDS by a API ESPP Participant for withholding taxes. Any payments by API to TDS pursuant to this Article shall be made within 10 days after the date of purchase under the TDS ESPP. For purposes of this Article, the fair market value of a TDS Common Share is the closing price of a TDS Common Share on the American Stock Exchange on the date of reference or, if the reference date is not a trading date, the closing price of a TDS

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Common Share on the American Stock Exchange on the next preceding trading date.

                                     ARTICLE III
                                       API LTIP

          API currently maintains the API LTIP which provides for the granting of Stock Appreciation Rights ("SAR's") utilizing shares of phantom API stock to selected senior managers of API. Upon the exercise of vested SAR's, an API LTIP Participant may elect to receive cash or TDS Common Shares having a value (as determined under the API LTIP) equal to the difference between the most recently computed value of the shares of phantom API stock for which the SAR's are being exercised and the initial price of the related shares of phantom API stock at the date the SAR's were granted. Although API LTIP Participants can elect to receive payment of a vested SAR in cash or TDS Common Shares, the President of TDS or the Board of Directors of TDS has the final determination as to whether payment will be made in TDS Common Shares or cash. It is understood by TDS and API that any payment under the API LTIP has been and continues to be the sole obligation of API. If as a result of an exercise of an SAR, the President of TDS or the Board of Directors of TDS agrees to have TDS pay a portion or all of the value of an exercised SAR in TDS Common Shares, API shall pay in

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cash to TDS an amount equal to the fair market value on the date of the exercise of the SAR of the TDS Common Shares distributed to the participants by TDS on behalf of API. In addition, API shall pay to TDS any other amounts paid or to be paid by TDS to any government or governmental agency for taxes, if any, relating to the exercise of an SAR under the API LTIP less any amounts paid to TDS by an API LTIP Participant for withholding taxes. Any payments by API to TDS pursuant to this Article shall be made within 10 days after the date of exercise under the API LTIP. For purposes of this Article, the fair market value of a TDS Common Share on the date of the exercise of an SAR is the closing price of a TDS Common Share on the American Stock Exchange on such date or, if the date of the exercise is not a trading date, the closing price of a TDS Common Share on the American Stock Exchange on the next preceding trading day.

                                   ARTICLE IV
                                INDEMNIFICATION

          Section 4.01. INDEMNIFICATION. (a) API shall indemnify and hold harmless TDS, and each person, if any, who controls TDS, from and against any and all losses, claims, damages or liabilities and any costs and expenses (including without limitation reasonable attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any

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litigation, commenced or threatened, or any claim whatsoever) (1) arising out of or related in any manner to API's failure to comply with any of its obligations under this Agreement, (2) arising out of the negligence or misconduct of API in connection with the participation of (A) the TDS ESPP - API Participants or any present or former employees of API, in the TDS ESPP or (B) the API LTIP Participants or any present or former employees of API, in the API LTIP, or (3) subject to TDS's compliance with its obligations under this Agreement, arising out of the transactions contemplated by this Agreement and incurred by any TDS ESPP - API Participant or API LTIP Participant.

          (b) TDS shall indemnify and hold harmless API from and against any and all losses, claims, damages or liabilities and any costs and expenses (including without limitation reasonable attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (1) arising out of or related in any manner to TDS's failure to comply with any of the terms of this Agreement, or (2) arising out of the negligence or misconduct of TDS in connection with the participation of (A) the TDS ESPP - API Participants or any present or former employees of API, in the TDS ESPP or (B) the API LTIP Participants or any present or former employees of API, in the API LTIP.

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          Section 4.02.  PROCEDURE FOR INDEMNIFICATION.  Each party indemnified under paragraph (a) or (b) of Section 4.01 shall, promptly after receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought, notify the indemnifying party in writing of the commencement thereof. The omission of any indemnified party so to notify an indemnifying party of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity agreement contained in paragraph (a) or (b) of Section 4.01, unless the indemnifying party was prejudiced by such omission, and in no event shall relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory in any case to TDS. If the indemnifying party so assumes the defense thereof, it may not agree to any settlement of such action as the result of which any remedy or relief, other than monetary damages for which the indemnifying party shall be responsible hereunder, shall be applied to or against the indemnified party, without the prior written consent of the indemnified party. If the indemnifying party does not assume the defense thereof, it shall be bound by any settlement to which

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the indemnified party agrees, irrespective of whether the indemnifying party consents thereto. If any settlement of any claim is effected by the indemnified party prior to commencement of any action relating thereto, the indemnifying party shall be bound thereby only if it has consented in writing thereto. In any action hereunder, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel satisfactory to TDS, even if the indemnifying party has assumed the defense thereof, and the indemnifying party shall not be relieved of the obligation hereunder to reimburse the indemnified party for the costs thereof.

          Section 4.03. OFFICERS, DIRECTORS, ETC. For purposes of this Article IV, losses, claims, damages, liabilities, costs and expenses of past, present or future officers, directors, employees, agents (in each case, acting in their capacities as such) or subsidiaries (or past, present or future officers, directors, employees and agents of subsidiaries) of TDS or API, as the case may be, shall be deemed to have been suffered by TDS or API, as the case may be.

          Section 4.04. SURVIVAL OF INDEMNIFICATION; PRIOR KNOWLEDGE. The indemnification provisions of this Article IV shall survive the Offering and any investigation made at any time by either of the parties hereto. Actual prior knowledge by any

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indemnified party with respect to any matter as to which indemnification may be sought shall not constitute a defense to any indemnified party's rights to indemnification pursuant to the provisions hereof.

                                      ARTICLE V
                                    LEGAL COUNSEL

          In any case where legal counsel is to be employed to represent the parties for any purpose under this Agreement, TDS shall have the right to select such counsel. If in the judgment of TDS it would be appropriate to do so, TDS may select the same counsel to represent both parties in connection with any matter, and API hereby consents in advance to any such joint representation; PROVIDED, HOWEVER, that if any counsel selected for such joint representation is of the opinion at any time that, in light of the circumstances then existing, it would not be able to discharge its professional responsibilities properly in undertaking or in continuing such joint representation, then TDS shall select separate counsel to represent API in the matter. Except as otherwise specifically provided in Section 4.01(b), API shall be solely responsible for the fees and expenses of any separate counsel so selected, and TDS shall have no responsibility or liability whatsoever with respect thereto. If the parties use the same counsel, each of the parties shall be responsible for the

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portion of the reasonable fees and expenses of such counsel determined by such counsel to be allocable to each of the parties.

                                      ARTICLE VI
                            REPRESENTATIONS AND WARRANTIES

          As an inducement to enter into this Agreement, each party represents to and agrees with the other that:

          (a) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power to own, lease and operate its properties, to carry on its business as presently conducted and to carry out the transactions contemplated by this Agreement;

          (b) it has duly and validly taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

          (c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms (subject, as to the enforcement of remedies, to

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     applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to equitable limitations on the availability of the remedy of specific performance); and

          (d) none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the compliance with any of the provisions of this Agreement will (i) conflict with or result in a breach of any provision of its corporate charter or by-laws, (ii) breach, violate or result in a default under any of the terms of any agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or affecting any of its properties or assets.

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                                     ARTICLE VII
                                    MISCELLANEOUS

          Section 7.01. DISPOSAL OF API SHARES. API acknowledges that TDS may at any time and from time to time dispose of any Series A Common Shares or Common Shares of API held by it in any manner which it deems fit without regard to the effect of any such disposition on any provision or term of any employee benefit plan as that term is defined in Section 3(3) of ERISA, or other arrangements with employees of API or TDS. API hereby expressly waives any claim which it might otherwise at any time have or have had against TDS with respect to any such disposition of API Series A Common Shares or Common Shares.

          Section 7.02. INJUNCTIONS. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

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          Section 7.03.  ASSIGNMENT.  Except, with respect to TDS, by operation of law or in connection with the sale or transfer of all or substantially all of the assets of a party hereto or of all or substantially all of the capital stock of API beneficially owned by TDS, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; PROVIDED, HOWEVER, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

          Section 7.04. FURTHER ASSURANCES. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or

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similar authority and promptly provide the other with all such information as the other may reasonably request in order to be able to comply with the provisions of this sentence.

          Section 7.05. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is so held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

          Section 7.06. WAIVERS, ETC. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any

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other or further exercise thereof or the exercise of any other right or power. No amendment, modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing and signed by the chief executive officer or the chief financial officer of each party in the case of amendments or modifications, or by the chief executive officer or the chief financial officer of the waiving or consenting party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

          Section 7.07. CHANGES OF LAW. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated by this Agreement shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

          Section 7.08. PARTIES IN INTEREST. Except for the rights of the parties indemnified pursuant to Section 4.01(a) and (b) hereof, nothing in this Agreement expressed or implied is intended or shall be construed to confer any right or benefit upon

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any person, firm or corporation other than the parties and their respective permitted successors and assigns.

          Section 7.09. CONFIDENTIALITY. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential and shall cause its employees and agents to keep strictly confidential, any information which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement; PROVIDED, HOWEVER, that such obligation to maintain confidentiality shall not apply to information which (a) at the time of disclosure was in the public domain not as a result of acts by the receiving party or (b) was in the possession of the receiving party at the time of disclosure.

          Section 7.10. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby.

          Section 7.11. HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

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           Section 7.12.  COUNTERPARTS.  For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

          Section 7.13. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telegram or sent by registered mail, postage prepaid to:

          TDS at:   30 North LaSalle Street
                    Suite 4000
                    Chicago, Illinois  60602-2507
                    Attention:  President

          with separate copies at such address to the attention of the Chief Financial Officer and the Corporate Secretary

          API at:   1300 Godward Street N.E.
                    Suite 3100
                    Minneapolis, MN  55413-1767
                    Attention:  President

          with separate copies at such address to the attention of the Chief Financial officer and the Corporate Secretary or to such other address as any party may, from to time to time, designate in a written notice given in a like manner. Any notice given under this Agreement shall be deemed delivered when received at the appropriate address.

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          Section 7.14.  GOVERNING LAW.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein.

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          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

                              TELEPHONE AND DATA SYSTEMS, INC.

                              By: /s/ LeRoy T. Carlson, Jr.
                                  --------------------------------------
                              Name: LeRoy T. Carlson, Jr.
                                   -------------------------------------
                              Title: President
                                    ------------------------------------
                              AMERICAN PAGING, INC.

                              By: /s/ John R. Schaaf
                                  --------------------------------------
                              Name: John R. Schaaf
                                   -------------------------------------
                              Title: President
                                    ------------------------------------



                 Signature Page of Employee Benefit Plans Agreement
                             dated as of January 1, 1994.

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